                                                                 Exhibit 99.4(a)


[SYMETRA(SM) FINANCIAL LOGO]                      Symetra Life Insurance Company
                                                  5069 154th Place NE
                                                  Redmond, WA 98052-9669


This is a legal Contract between the Owner (referred to in this Contract as "you" and "your") and Symetra Life Insurance Company (referred to in this Contract as "Symetra", "our", "us", and "we"). Symetra is a stock company with its Home Office in Redmond, Washington.

This Contract is issued in consideration of the application and payment of the initial Purchase Payment. Symetra will make annuity payments, beginning on the Annuity Date, or pay a death benefit, subject to the terms of this Contract. Symetra has executed and attested this Contract as of the contract date at our Home Office in Redmond, Washington.

IF YOU HAVE QUESTIONS, COMMENTS, OR COMPLAINTS, PLEASE CONTACT SYMETRA AT 877-SYMETRA (877-796-3872).

                          READ YOUR CONTRACT CAREFULLY

RIGHT TO EXAMINE THE CONTRACT: IF FOR ANY REASON YOU ARE NOT SATISFIED WITH THIS CONTRACT, YOU MAY RETURN IT WITHIN 10 DAYS FROM THE DATE YOU RECEIVED IT TO SYMETRA OR TO THE REGISTERED REPRESENTATIVE WHO SOLD YOU THIS CONTRACT. WHEN WE RECEIVE THIS CONTRACT, WE WILL REFUND YOUR CONTRACT VALUE, YOUR PURCHASE PAYMENTS, OR THE GREATER OF THE TWO, DEPENDING ON YOUR STATE'S REQUIREMENTS. IN STATES WHERE WE ARE REQUIRED TO RETURN PURCHASE PAYMENTS, WE RESERVE THE RIGHT TO ALLOCATE ALL PURCHASE PAYMENTS DESIGNATED FOR THE VARIOUS PORTFOLIOS TO THE FIDELITY VIP MONEY MARKET PORTFOLIO - SERVICE CLASS 2 UNTIL THE CONTRACT IS 15 DAYS OLD.


Signed for Symetra Life Insurance Company by:

/s/ George Pagos                                  /s/ Randall H. Talbot
George Pagos                                      Randall H. Talbot
Secretary                                         President

              INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY
                                NON-PARTICIPATING

THIS IS A VARIABLE ANNUITY CONTRACT. WHEN YOUR CONTRACT VALUE AND ANNUITY PAYMENTS ARE BASED ON THE INVESTMENT EXPERIENCE OF THE PORTFOLIOS, THE DOLLAR AMOUNTS ARE NOT GUARANTEED AND WILL INCREASE OR DECREASE. ALL VALUES AND PAYMENTS BASED ON THE GUARANTEED INTEREST PERIOD FIXED ACCOUNT OPTION, WHEN TAKEN BEFORE THE END OF A GUARANTEED PERIOD, MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. THE MARKET VALUE ADJUSTMENT MAY CAUSE SUCH VALUES AND PAYMENTS TO INCREASE OR DECREASE. SEE "PURCHASE PAYMENT PROVISIONS", "INVESTMENT OPTIONS", AND "ANNUITY PAYMENT PROVISIONS" FOR DETAILS.

Symetra(SM) and the Symetra Financial logo are service marks of Symetra Life Insurance Company.

LPC-1509 5/05

                                TABLE OF CONTENTS

CONTRACT DATA PAGE                                                         Insert

DEFINITIONS
     Accumulation Phase                                                         1
     Accumulation Unit                                                          1
     Annuitant                                                                  1
     Annuity Date                                                               1
     Annuity Unit                                                               1
     Beneficiary                                                                1
     Contract                                                                   1
     Contract Year                                                              1
     Fixed Account Options                                                      1
     General Account                                                            1
     Guaranteed Period                                                          1
     Income Phase                                                               1
     IRC                                                                        1
     Market Value Adjustment (MVA)                                              1
     Owner                                                                      1
     Portfolios                                                                 1
     Purchase Payment                                                           2
     Separate Account                                                           2

THE ANNUITY CONTRACT
     ABOUT THE CONTRACT                                                         3
     OWNER                                                                      3
     ANNUITANT                                                                  3
     BENEFICIARY                                                                3
          Change of Beneficiary                                                 3

PURCHASE PAYMENT PROVISIONS
     PURCHASE PAYMENTS                                                          4
     ALLOCATION OF PURCHASE PAYMENTS                                            4
     ACCUMULATION UNITS                                                         4

INVESTMENT OPTIONS
     VARIABLE INVESTMENT OPTIONS                                                6
          Substitution of Shares                                                6
     FIXED ACCOUNT OPTIONS                                                      6
          Dollar Cost Averaging Fixed Account Option                            6
          Enhanced Fixed Account Option                                         6
          Guaranteed Interest Period Fixed Account Option                       7
     CONTRACT VALUE                                                             8
     TRANSFERS                                                                  8
          Limits on Excessive Transfers                                         9

CHARGES
     INSURANCE CHARGES                                                         10
          Mortality and Expense Risk Charge                                    10
          Asset-Related Administration Charge                                  10
     DISTRIBUTION CHARGE                                                       10
     WITHDRAWAL CHARGE                                                         11
     TRANSFER CHARGE                                                           11
     PREMIUM TAXES                                                             11
     INCOME OR OTHER TAXES                                                     11

WITHDRAWAL PROVISIONS
     WITHDRAWALS                                                               12
          Repetitive Withdrawals                                               12

ANNUITY PAYMENT PROVISIONS
     ANNUITY OPTIONS                                                           13
          Life Annuity                                                         13
          Life Annuity with Guaranteed Period                                  13
          Joint and Survivor Life Annuity                                      13
          Payments Based on a Number of Years                                  13
          Automatic Option                                                     14
     ANNUITY PAYMENTS                                                          14
          Fixed Annuity Payments                                               14
          Variable Annuity Payments                                            14
          Changing Portfolio Elections after the Annuity Date                  15

DEATH BENEFIT PROVISIONS
     DEATH OF ANNUITANT Prior to the Annuity Date                              16
     DEATH OF OWNER Prior to the Annuity Date                                  16
          Calculation of Death Benefit                                         16
          Limitation on Death Benefit                                          17
          Payment of Death Benefit                                             17
     DEATH OF ANNUITANT On or After the Annuity Date                           18
     DEATH OF OWNER On or After the Annuity Date                               18

GENERAL PROVISIONS
     ACCOUNT STATEMENTS                                                        19
     ASSIGNMENT OF BENEFITS                                                    19
     COMMUNICATIONS                                                            19
     ESSENTIAL DATA                                                            19
     EVIDENCE OF SURVIVAL                                                      19
     JURISDICTION                                                              19
     MISSTATEMENT OF AGE OR SEX                                                19
     NONPARTICIPATION                                                          19
     SEPARATE ACCOUNT                                                          20
     STATE REQUIRED BENEFITS                                                   20
     SUSPENSION OF ANNUITY PAYMENTS, WITHDRAWALS, OR TRANSFERS                 20
     TERMINATION OF CONTRACT                                                   20
     THE CONTRACT                                                              20
     VOTING RIGHTS                                                             20

ANNUITY PURCHASE RATE TABLES
     VARIABLE ANNUITY PURCHASE RATE TABLE                                      21
     FIXED ANNUITY PURCHASE RATE TABLE                                         22

                               CONTRACT DATA PAGE

PRODUCT:         SPINNAKER(R) ADVISOR VARIABLE ANNUITY - [NON-QUALIFIED ANNUITY]

OWNER:           [John Doe]                     JOINT OWNER:       [Jane Doe]
 Address:        [1234 Main St.]                  Address:         [1234 Main St.]
                 [Any City, ST 99999-9999]                         [Any City, ST 99999-9999]
 Date of Birth:  [1/01/1970]                      Date of Birth:   [2/01/1970]
 Age:            [35]     Sex:     [Male]         Age:             [35]    Sex:     [Female]

ANNUITANT:       [John Doe]                     JOINT ANNUITANT:   [Jane Doe]
 Address:        [1234 Main St.]                  Address:         [1234 Main St.]
                 [Any City, ST 99999-9999]                         [Any City, ST 99999-9999]
 Date of Birth:  [1/01/1970]                      Date of Birth:   [2/01/1970]
 Age:            [35]     Sex:     [Male]         Age:             [35]    Sex:     [Female]

CONTRACT NUMBER:                                   [LP12345678]

CONTRACT DATE:                                     [5/01/2005]

ANNUITY DATE:                                      Before [1/01/2061]

INITIAL PURCHASE PAYMENT:                          [$50,000]

DELIVERED IN THE STATE OF   [ANY STATE]                AND GOVERNED BY ITS LAWS.

MAXIMUM ISSUE AGE: 85. The contract date must be prior to the Owner's and Annuitant's (including any Joint Owner's and Joint Annuitant's) 86th birthday.

MAXIMUM ANNUITIZATION AGE: 90. Annuity payments must begin prior to the Annuitant's (including any Joint Annuitant's) 91st birthday.

MINIMUM INITIAL PURCHASE PAYMENT:   $10,000

MINIMUM SUBSEQUENT PURCHASE PAYMENT:  $30

MINIMUM ALLOCATIONS TO THE FIXED ACCOUNT OPTIONS:
   Dollar Cost Averaging Fixed Account Option - $5,000.
   Enhanced Fixed Account Option - No minimum.
   Guaranteed Interest Period Fixed Account Option - $1,000 for each selected
    Guaranteed Period.

MINIMUM GUARANTEED INTEREST RATE:   1.50%

MINIMUM GUARANTEED VALUE FOR THE FIXED ACCOUNT OPTIONS: Upon annuitization, death of the Owner, or a total withdrawal from a Fixed Account Option, the minimum value that will be applied toward annuity payments or paid to the Beneficiary or Owner will not be less than 90% of your Purchase Payments and transfers allocated to that Fixed Account Option accumulated at an annual effective interest rate of 3% each year, less prior withdrawals and transfers from that Fixed Account Option accumulated at an annual effective interest rate of 3% each year. If necessary to meet this minimum, any MVA will be adjusted or charges will be waived.


Symetra is a service mark of Symetra Life Insurance Company.
Spinnaker(R) is a registered trademark of Symetra Life Insurance Company.

INSURANCE CHARGES:

     MORTALITY AND EXPENSE RISK CHARGE: Equal on an annual basis to 1.25% of the average daily net assets of each Portfolio.

     ASSET-RELATED ADMINISTRATION CHARGE: Equal on an annual basis to 0.20% of the average daily net assets of each Portfolio.

MINIMUM WITHDRAWAL: $250 ($100 if withdrawals made by electronic funds transfer), or the contract value if less. You must withdraw the entire amount out of an investment option if, after a withdrawal, the remaining balance in the investment option would be less than $500. You must withdraw the entire contract value and your Contract will terminate if, after a withdrawal, the remaining contract value would be less than $1,000.

DISTRIBUTION CHARGE: May be assessed on a withdrawal from the Enhanced Fixed Account Option if the withdrawal, together with prior withdrawals and transfers taken from the Enhanced Fixed Account Option during the Contract Year, exceed 15% of the Enhanced Fixed Account value. The distribution charge is stated as a percentage of the amount withdrawn from the Enhanced Fixed Account Option that exceeds the 15% free withdrawal amount.

                   CONTRACT YEAR              DISTRIBUTION CHARGE
                   -------------              -------------------
                         1                  5% of amount withdrawn
                         2                  5% of amount withdrawn
                         3                  5% of amount withdrawn
                         4                  5% of amount withdrawn
                         5                  5% of amount withdrawn
                         6                  4% of amount withdrawn
                         7                  3% of amount withdrawn
                         8                  2% of amount withdrawn
                      After 8               0% of amount withdrawn

WITHDRAWAL CHARGE: $25 or 2% of the amount withdrawn, whichever is less, for each withdrawal after the first withdrawal in a Contract Year.

TRANSFERS: The minimum amount you can transfer out of an investment option at one time is:
- $500, or the entire value of the investment option if less, for transfers from any Portfolio or Guaranteed Period under the Guaranteed Interest Period Fixed Account Option. You must transfer the entire amount of the investment option if, after a transfer, the remaining balance would be less than $500.
- $500, or the available transfer amount if less, for transfers from the Enhanced Fixed Account Option. The available transfer amount is 15% of the Enhanced Fixed Account Option value per Contract Year. The available transfer amount is reduced by previous transfers or withdrawals from the Enhanced Fixed Account Option made in the Contract Year.

The minimum amount you can transfer into an investment option is:
-    $50 for transfers into any Portfolio or the Enhanced Fixed Account Option;
     and
- $1,000 for transfers into any new Guaranteed Period under the Guaranteed Period Fixed Account Option.

TRANSFER CHARGE: Each Contract Year, 12 transfers are free of charge. For each transfer after the 12th transfer in a Contract Year, the transfer charge is $10 or 2% of the amount transferred, whichever is less.

MARKET VALUE ADJUSTMENT: MVA = W X (I SUB(c) - I SUB(n)) X F SUB(s) where

     W        =  the amount withdrawn, transferred, or annuitized from a
                 Guaranteed Period under the Guaranteed Interest Period Fixed
                 Account Option;

     I SUB(c) =  the interest rate, in decimal form, credited on the money withdrawn, transferred, or annuitized;

     I SUB(n) =  the interest rate, in decimal form, that would be credited on new money allocated to a Guaranteed Period of the same duration as the Guaranteed Period from which money is being taken;

     F SUB(s) =  the adjustment factor, which varies by the length of time remaining in the Guaranteed Period and the interest rate credited on the money withdrawn, transferred, or annuitized;

     s        =  number of years remaining until the end of the Guaranteed
                 Period from which money is being taken. The adjustment factor for partial years will be interpolated between whole-year adjustment factors.

                          ADJUSTMENT FACTORS (F SUB(s))

                NUMBER OF YEARS
               REMAINING IN THE                WHERE                           WHERE
               GUARANTEED PERIOD       I SUB(c) LESS THAN 6%    I SUB(c) GREATER THAN OR EQUAL TO 6%
               -----------------       ---------------------    ------------------------------------
                       0                        0.00                            0.00
                       1                        0.90                            0.90
                       2                        1.80                            1.75
                       3                        2.60                            2.50
                       4                        3.40                            3.15
                       5                        4.10                            3.80
                       6                        4.80                            4.35
                       7                        5.40                            4.85
                       8                        6.00                            5.35
                       9                        6.50                            5.75
                      10                        7.00                            6.15

PREMIUM TAXES: As of the contract date, premium taxes are not charged in your state. However, if we ever incur such taxes, we reserve the right to make a deduction from your Contract for the payment of the premium taxes assessed in connection with your Contract.

SEPARATE ACCOUNT: Symetra Separate Account C

ELIGIBLE INVESTMENTS:
   AIM V.I. Capital Appreciation Fund (Series II Shares)
   AIM V.I. Capital Development Fund (Series II Shares)
   AIM V.I. International Growth Fund (Series II Shares)
   AIM V.I. Real Estate Fund (Series I Shares)
   American Century Investments VP Balanced Fund
   American Century Investments VP Inflation Protection
    Bond Class II Fund
   American Century Investments VP International Fund
   American Century Investments VP Large Company Value
    Class II Fund
   American Century Investments VP Ultra Class II Fund
   American Century Investments VP Value Fund
   Dreyfus IP-MidCap Stock Portfolio-Initial Shares
   Dreyfus IP-Technology Growth Portfolio-Initial Shares
   The Dreyfus Socially Responsible Growth Fund, Inc.-Initial
    Shares
   Dreyfus Stock Index Fund, Inc.-Service Shares
   Dreyfus VIF-Appreciation Portfolio-Initial Shares
   Federated High Income Bond Fund II
   Fidelity VIP Contrafund Portfolio-Initial Class
   Fidelity VIP Equity-Income Portfolio-Initial Class
   Fidelity VIP Growth & Income Portfolio-Initial Class
   Fidelity VIP Growth Portfolio-Initial Class
   Fidelity VIP Mid Cap Portfolio-Service Class 2
   Fidelity VIP Money Market Portfolio-Service Class 2
   Franklin Flex Cap Growth Securities Fund-Class 2
   Franklin Income Securities Fund-Class 2
   Franklin Small Cap Value Securities Fund-Class 2
   Franklin Small-Mid Cap Growth Securities Fund-Class 2
   Franklin U.S. Government Fund-Class 2
   JPMorgan International Equity Portfolio
   JPMorgan Mid Cap Value Portfolio
   Mutual Shares Securities Fund-Class 2
   PIMCO All Asset Portfolio-Advisor Class
   PIMCO CommodityRealReturn Strategy Portfolio-
    Administrative Class
   Pioneer Emerging Markets VCT Portfolio-Class II
   Pioneer Equity Income VCT Portfolio-Class II
   Pioneer High Yield VCT Portfolio-Class II
   Pioneer Small Cap Value VCT Portfolio-Class II
   Pioneer Strategic Income VCT Portfolio-Class II
   Templeton Developing Markets Securities Fund-Class 2
   Templeton Global Income Securities Fund-Class 2
   Templeton Growth Securities Fund-Class 2
   Symetra Life Dollar Cost Averaging Fixed Account Option
     [6-month period]
    [12-month period]
   Symetra Life Enhanced Fixed Account Option
   Symetra Life Guaranteed Interest Period Fixed Account
    Option
     [1-Year Guaranteed Period]
     [2-Year Guaranteed Period]
     [3-Year Guaranteed Period]
     [4-Year Guaranteed Period]
    (LONGER GUARANTEED PERIODS MAY BE AVAILABLE.
    CONTACT YOUR REGISTERED REPRESENTATIVE OR SYMETRA FOR DETAILS.)


ANNUITY SERVICE OFFICE:

HOME OFFICE:                       MAILING ADDRESS:                   TELEPHONE: 877-SYMETRA
Symetra Life Insurance Company     Symetra Life Insurance Company                877-796-3872
Retirement Services                Retirement Services                FAX:       425-376-5599
5069 154th Place NE                P.O. Box 3882
Redmond, WA 98052-9669             Seattle, WA 98124-3882

                                   DEFINITIONS

ACCUMULATION PHASE       The period between the date we allocate your first
                         Purchase Payment and the Annuity Date.

ACCUMULATION UNIT        A measurement used to calculate the value of a
                         Portfolio during the Accumulation Phase and variable annuity payments made under the Payments Based on a Number of Years annuity option.

ANNUITANT                The natural person(s) on whose life/lives annuity
                         payments are based. You are the Annuitant unless you designate someone else before the Annuity Date.

ANNUITY DATE             The date annuity payments begin under an annuity
                         option.

ANNUITY UNIT             A measurement used to calculate variable annuity
                         payments during the Income Phase, except for the Payments Based on a Number of Years annuity option.

BENEFICIARY              The person(s) named by the Owner and joint Owner, if
                         any, to receive any death benefit payable in accordance with the provisions of this Contract.

CONTRACT                 This Flexible Premium Deferred Variable Annuity.

CONTRACT YEAR            A 12-month period starting on the contract date shown
                         on your contract data page and each anniversary of that date.

FIXED ACCOUNT OPTIONS    The investment options of this Contract that provide
                         for guaranteed interest. Purchase Payments allocated to the Fixed Account Options become part of Symetra's
                         General Account.

GENERAL ACCOUNT          The assets of Symetra other than those attributable to
                         Separate Accounts.

GUARANTEED PERIOD        A period of years for which we have guaranteed a
                         specific annual effective interest rate on a Purchase
                         Payment allocated to the Guaranteed Interest Period
                         Fixed Account Option.

INCOME PHASE             The period beginning on the Annuity Date during which
                         the payee receives annuity payments.

IRC                      The Internal Revenue Code of 1986, as amended.

MARKET VALUE             A positive or negative adjustment that may apply
ADJUSTMENT (MVA)         whenever money is moved from the Guaranteed Interest
                         Period Fixed Account Option before the end of a Guaranteed Period.

OWNER The person(s) or entity(ies) named on the contract application. The Owner has all ownership rights under this Contract.

PORTFOLIOS               The variable investment options available under the
                         Contract.

PURCHASE PAYMENT         An amount paid to Symetra for allocation under this
                         Contract, less any premium tax due at the time this payment is made.

SEPARATE ACCOUNT         A segregated asset account established under Washington
                         law and shown on the contract data page.

                              THE ANNUITY CONTRACT

ABOUT THE                This Contract is an agreement between Symetra and you,
CONTRACT                 the Owner, where we promise to pay an income in the
                         form of annuity payments, beginning on the date you select, or a death benefit. When you are investing money, your Contract is in the Accumulation Phase. Once you begin receiving annuity payments, your Contract is in the Income Phase.

                         You purchased this Contract with the initial Purchase Payment you paid, and the Contract became effective on the contract date, shown on your contract data page.

                         The Contract is called a variable annuity because you can allocate money among variable investment Portfolios available within the Separate Account. The investment performance of the Portfolio(s) you select may be positive or negative and affects the value of your Contract and the amount of any variable annuity payments. You may also allocate money to the Fixed Account Options which credit guaranteed interest rates.

OWNER The Owner is shown on the contract application, unless changed. On the contract date, the Owner must not have been older than the maximum issue age shown on the contract data page. The Owner may exercise all ownership rights under this Contract.

                         If this Contract is owned by joint Owners, they must jointly exercise their ownership rights, unless we are directed otherwise by both joint Owners in writing. On the contract date, each joint Owner must not have been older than the maximum issue age shown on the contract data page. An Owner who is a non-natural person (for example, a corporation or a trust) may not name a joint Owner.

ANNUITANT                The Annuitant is/are the person(s) on whose life/lives
                         annuity payments are based. You are the Annuitant unless you designate someone else before the Annuity
                         Date. If you designate someone else as Annuitant, that person must not be older than the maximum issue age on the contract date and the maximum annuitization age when annuity payments begin. The maximum issue age and the maximum annuitization age are shown on the contract data page.

                         An Owner who is a non-natural person may not change the Annuitant.

BENEFICIARY              The Beneficiary receives any death benefit payable in
                         accordance with the provisions of this Contract. You initially name your Beneficiaries on the contract application.

     CHANGE OF           You may change your Beneficiary designation at any time
     BENEFICIARY         by sending us a signed and dated request. However, if a
                         Beneficiary designation is irrevocable, that
                         Beneficiary must consent in writing to any change. A new Beneficiary designation revokes any prior designation and is not effective until we record the change. We are not responsible for the validity of any Beneficiary designation nor for any actions we may take prior to receiving and recording a Beneficiary change.

                           PURCHASE PAYMENT PROVISIONS

PURCHASE                 During the Accumulation Phase, you may make additional
PAYMENTS                 Purchase Payments. You may change the amount and
                         frequency of Purchase Payments. The minimum dollar amounts are shown on the contract data page. If you stop making Purchase Payments, all benefits under this Contract continue until the contract value is completely withdrawn.

                         Purchase Payments must be in lawful currency of the United States and submitted to our Home Office at 5069 154th Place NE, Redmond, WA 98052-9669, or P.O. Box 3882, Seattle, WA 98124-3882, or in a manner agreed to by Symetra.

                         We reserve the right to refuse any Purchase Payment. If we do not accept a Purchase Payment, we will return it within five business days.

ALLOCATION OF            Your initial and subsequent Purchase Payment will be
PURCHASE                 allocated according to your instructions on your
PAYMENTS                 contract application. You may change the way subsequent
                         Purchase Payments are allocated by providing us with new instructions.

                         Once we receive your Purchase Payment, the portion to be allocated to a Fixed Account Option is credited as of the day it is received. The portion to be allocated to the Portfolios is effective and valued as of the next close of the New York Stock Exchange (NYSE). If for any reason the NYSE is closed when we receive your Purchase Payment, it will be valued as of the close of the NYSE on its next regular business day.

                         When we are required to guarantee a return of Purchase Payments during the Right to Examine period, we reserve the right to initially apply amounts designated for the Portfolios to the Fidelity VIP Money Market Portfolio - Service Class 2 as shown on the cover page of this Contract. These amounts will then be allocated in the manner you selected, unless you have canceled the Contract.

ACCUMULATION             When you make Purchase Payments or transfers into a
UNITS                    Portfolio, we credit your Contract with Accumulation
                         Units. Similarly, when you request a withdrawal or a transfer of money from a Portfolio, Accumulation Units are liquidated. In either case, the increase or decrease in the number of your Accumulation Units is determined by taking the dollar amount of the Purchase
                         Payment, transfer, or withdrawal and dividing it by the value of an Accumulation Unit on the date the transaction occurs.

                         We calculate the value of an Accumulation Unit for each Portfolio after the NYSE closes each day. To determine the current Accumulation Unit value, we take the prior day's Accumulation Unit value and multiply it by the Net Investment Factor for the current day.

                         The Net Investment Factor is used to measure the daily change in Accumulation Unit value for each Portfolio. The Net Investment Factor equals:
                         - the net asset value per share of a Portfolio at the end of the current day plus the per share amount of any dividend or income distributions made by the Portfolio that day; divided by
                         - the net asset value per share of a Portfolio at the end of the prior day plus the per share amount of any dividend or income distributions made by the Portfolio that day; minus
                         - the daily insurance charges, expressed as a percentage of the total net assets of the Portfolio.

                         The value of an Accumulation Unit will usually go up or down from day to day.

                               INVESTMENT OPTIONS

VARIABLE                 You may allocate money to the Portfolios shown on the
INVESTMENT               contract data page. We reserve the right to add,
OPTIONS                  combine, restrict, or remove any Portfolio as an
                         investment option of this Contract. Portfolios have different investment objectives. Investment performance of a Portfolio may be positive or negative.

     SUBSTITUTION OF     If any shares of the Portfolios are no longer
     SHARES              available, or if in our view no longer meet the purpose
                         of the Contract, it may be necessary to substitute shares of another Portfolio. We will seek prior approval of the Securities and Exchange Commission
                         (SEC) to the extent required by law and give you notice before doing this.

FIXED ACCOUNT            The Fixed Account Options are part of Symetra's General
OPTIONS                  Account and provide for guaranteed interest rates as
                         follows.

                         We establish the annual effective interest rates that apply to Purchase Payments allocated to the Fixed Account Options. The annual effective interest rate will be at least the minimum guaranteed interest rate shown on the contract data page.

                         We credit interest daily from the date the money is allocated to the specific Fixed Account Option up to, but not including, the date the money is withdrawn or transferred. We credit interest at a rate that compounds over one year to the annual effective interest rate we guaranteed when the money was allocated.

     DOLLAR COST         If you allocate all or part of a Purchase Payment to
     AVERAGING (DCA)     the Dollar Cost Averaging Fixed Account Option, we will
     FIXED ACCOUNT       credit interest at a specified rate on amounts prior to
     OPTION              their being transferred to Portfolios you select.
                         Monthly transfers are made over the period that you select. You may not make another Purchase Payment to this option until the entire value in this option has been transferred out, and you may not transfer money into this option. You may not choose this option within 12 months of the Annuity Date.

                         Upon death of the Owner or surrender of the Contract, the minimum value that will be paid to the Beneficiary or Owner will not be less than 90% of your Purchase Payments allocated to the Dollar Cost Averaging Fixed Account Option accumulated at an annual effective interest rate of 3% each year, less prior transfers from the Dollar Cost Averaging Fixed Account Option accumulated at an annual effective interest rate of 3% each year. If necessary to meet this minimum, charges will be waived.

     ENHANCED FIXED      Each Purchase Payment allocated to the Enhanced Fixed
     ACCOUNT OPTION      Account Option will be credited with the interest rate
                         established for the date that we receive the Purchase
                         Payment. This rate will apply to the Purchase Payment for an initial period of at least 12 months from the date we receive it.

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                         We can adjust the interest rate after the completion of
                         that initial period. The adjusted rate will apply to that Purchase Payment and its credited interest for at least 12 months, when the rate can again be adjusted. From then on, we cannot adjust the interest rate more often than every 12 months.

                         Different interest rates may apply to each of your Purchase Payments depending on the interest rate established for the date that we received the Purchase Payment and any subsequent rate adjustments.

                         For the purpose of crediting interest, when you take a withdrawal or make a transfer from the Enhanced Fixed Account Option, the Purchase Payment you last made, and the interest credited to it, is considered to be withdrawn first. If you take a withdrawal while a distribution charge applies, your withdrawal may be less than your Purchase Payment(s).

                         Upon annuitization, death of the Owner, or a total withdrawal from the Enhanced Fixed Account Option, the minimum value that will be applied toward annuity payments or paid to the Beneficiary or Owner will not be less than 90% of your Purchase Payments and transfers allocated to the Enhanced Fixed Account Option accumulated at an annual effective interest rate of 3% each year, less prior withdrawals and transfers from the Enhanced Fixed Account Option accumulated at an annual effective interest rate of 3% each year. If necessary to meet this minimum, charges will be waived.

     GUARANTEED          If you allocate money to the Guaranteed Interest Period
     INTEREST PERIOD     Fixed Account Option, we will credit interest at a
     FIXED ACCOUNT       specified rate for a Guaranteed Period. You may select
     OPTION              different Guaranteed Periods for each amount you
                         allocate to this option, and each allocation starts a new Guaranteed Period. Each Guaranteed Period we offer may have a different interest rate. We may change the rates we offer for new Guaranteed Periods at any time.
                         In the future we may offer Guaranteed Periods of different lengths or stop offering some Guaranteed
                         Periods.

                         Money allocated to a Guaranteed Period under this option matures the day after the Guaranteed Period ends. Within 30 days after the end of the Guaranteed Period, you may:
                         - take no action and we will automatically apply your value to a new Guaranteed Period of the same or next shorter duration. The next shorter duration will be used if the prior Guaranteed Period is not currently available. The new Guaranteed Period earns interest at the then current interest rate for that Guaranteed Period and begins the day after the prior Guaranteed Period ended; or
                         - notify us to allocate all or a portion of your value to one or more new Guaranteed Periods beginning the day after the prior Guaranteed Period ended; or
                         - notify us to allocate all or a portion of your value to one or more of the Portfolios on the day we receive the notification; or
                         -    withdraw all or a portion of your value.

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                         If you select one of the last two alternatives, we will
                         credit interest at the rate we are currently offering for Guaranteed Periods of the same or next shorter duration from the day after the Guaranteed Period ended until the day we receive your instructions.

                         If you move money out before the end of a Guaranteed Period, either as a transfer, withdrawal, or to purchase annuity payments, there will be a Market Value Adjustment (MVA). The formula used to calculate the MVA is shown on the contract data page. The MVA is based primarily on the difference between the interest rate being credited to the money you move and the current interest rate offered for a Guaranteed Period of the same duration. In general, if interest rates have dropped, the MVA will be positive and if interest rates have risen, it will be negative. Unless you tell us otherwise, the MVA will be applied to your remaining contract value. If amounts are taken from more than one Guaranteed Period at the same time, the MVA is calculated individually for each Guaranteed Period. We will not apply an MVA if you move money within 30 days after the end of a Guaranteed Period.

                         Upon annuitization, death of the Owner, or a total withdrawal from a Guaranteed Period, the minimum value that will be applied toward annuity payments or paid to the Beneficiary or Owner will not be less than 90% of the original amount allocated to that Guaranteed Period accumulated at an annual effective interest rate of 3%, less prior withdrawals and transfers from that Guaranteed Period accumulated at an annual effective interest rate of 3% each year. If necessary to meet this minimum, the MVA will be adjusted or charges will be waived.

CONTRACT VALUE           Your contract value is the sum of the values in the
                         Portfolios and the Fixed Account Options attributable
                         to your Contract. We calculate this by:
                         -    adding all the Purchase Payments you invested;
                         -    subtracting the charges which have been deducted;
                         -    subtracting the withdrawals you have made
                              (adjusted for any MVA);
                         -    adjusting for any MVA on amounts that were
                              transferred to the Portfolios;
                         -    adjusting for each Portfolio's gain or loss;
                         -    adding the interest we credit to each Fixed
                              Account Option while any of your contract value is in that option;
                         -    subtracting the amounts withdrawn for an annuity
                              option; and
                         -    subtracting the amounts withdrawn to pay the death
                              benefit.

TRANSFERS                During the Accumulation Phase, you can transfer money
                         between investment options. (For purposes of these transfer provisions, "investment options" does not include the Dollar Cost Averaging Fixed Account
                         Option.) The minimum amounts that can be transferred are shown on the contract data page. In each Contract
                         Year a specified number of transfers are free of charge. Each additional transfer in a Contract Year may have a transfer charge. The number of free transfers and the transfer charge are shown on the contract data page.

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                         We reserve the right to modify, suspend, or terminate
                         transfer privileges at any time. In addition, if we receive a transfer request that is to be allocated to a Fixed Account Option and we are not able to invest the money such that we can credit at least the minimum guaranteed interest rate, we reserve the right to reject the portion of the transfer request that was to be allocated to that option.

     LIMITS ON           We may restrict or eliminate the right to make
     EXCESSIVE           transfers among Portfolios if such rights are executed
     TRANSFERS           by you, a market timing firm, or other third party
                         authorized to initiate transfers or exchange transactions on your behalf. For example, we reserve the right to reject any transfer request if, in our judgment, you are engaging in a pattern of transfer that may disadvantage other contract owners or would cause a Portfolio to be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected.
                         In addition, if we or any affected Portfolio believes you are engaging in activity as described above or similar activity which will potentially hurt the rights or interests of other contract owners, we have the right to restrict the number of transfers you make.

                         We will continue to monitor the transfer activity occurring among the Portfolios and may modify these transfer restrictions at any time if we deem it necessary to protect the interest of all contract owners. These modifications may include curtailing or eliminating, without notice, the ability to use the Internet or telephone in making transfers.

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                                     CHARGES

The following charges apply to your Contract:

INSURANCE                Each day we make deductions for our insurance charges.
CHARGES                  We do this as part of our calculation of the value of
                         Accumulation Units and Annuity Units. The insurance charges are as follows:

     MORTALITY AND       The mortality and expense risk charge is equal, on an
     EXPENSE RISK        annual basis, to a percentage of the average daily net
     CHARGE              assets of each Portfolio. The percentage is shown on
                         the contract data page.

     ASSET-RELATED       The asset-related administration charge is equal, on an
     ADMINISTRATION      annual basis, to a percentage of the average daily net
     CHARGE              assets of each Portfolio. The percentage is shown on
                         the contract data page.

DISTRIBUTION             A distribution charge may be assessed on a withdrawal
CHARGE                   from the Enhanced Fixed Account Option if the
                         withdrawal, together with prior withdrawals and transfers from the Enhanced Fixed Account Option during the Contract Year, exceed 15% of the value of the Enhanced Fixed Account Option. The charge is stated as a percentage of the amount withdrawn from the Enhanced
                         Fixed Account Option that exceeds the 15% free withdrawal amount and is shown on the contract data page. When the withdrawal is for only part of your contract value, the charge will be deducted from the amount withdrawn, unless you tell us otherwise.

                         The determination of whether more than 15% of the Enhanced Fixed Account Option value has been withdrawn or transferred is made at the time of withdrawal or transfer. If you take more than one withdrawal and/or transfer from the Enhanced Fixed Account Option in a Contract Year, the previous withdrawals and transfers from the Enhanced Fixed Account Option in the Contract Year are added to the current value in the Enhanced Fixed Account Option to determine whether more than 15% of the value has been withdrawn or transferred in that Contract Year.

                         Distribution charges will not be assessed on the following:
                         - withdrawals from the Enhanced Fixed Account Option, if the total amount withdrawn or transferred from the Enhanced Fixed Account Option during the Contract Year does not exceed 15% of the Enhanced Fixed Account value;
                         - withdrawals taken for payment of withdrawal charges, transfer charges, or premium taxes;
                         - repetitive withdrawals, if the withdrawals are equal or substantially equal and are expected to deplete the contract value over your life expectancy or the joint life expectancy of you and your Beneficiary;
                         -    annuity payments;
                         -    withdrawals taken on account of your death; and

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                         -    withdrawals taken after you have been confined to
                              a hospital or nursing home for 30 consecutive days if the withdrawal is taken:
                              -    during confinement; or
                              -    within 60 days after confinement ends.
                              If you are confined to a hospital or nursing home on the contract date, you are not eligible for this waiver of distribution charges until after the first Contract Year.

                              We may require proof of confinement.

                              Hospital may be defined in one of two ways:
                              (1)  a lawfully operated institution that is
                                   licensed as a hospital by the Joint
                                   Commission of Accreditation of Hospitals; or
                              (2) a lawfully operated institution that provides in-patient treatment under the direction of a staff of physicians and has 24-hour per day nursing services.

                              Nursing home is defined as a facility operated pursuant to state law that provides convalescent or chronic care for in-patients who, by reason of illness or infirmity, are unable to properly care for themselves.

WITHDRAWAL               The withdrawal charge, shown on the contract data page,
CHARGE                   is deducted for each withdrawal after the first
                         withdrawal in a Contract Year. This charge will be deducted from your remaining contract value, unless you tell us otherwise.

                         We will not deduct this charge for annuity payments, repetitive withdrawals, or if you withdraw the entire contract value.

TRANSFER CHARGE          The transfer charge is deducted from your Contract for
                         each transfer in excess of the number of free transfers allowed in a Contract Year. The transfer charge and the number of free transfers are shown on the contract data page.

                         Scheduled transfers authorized by us as part of an investment strategy such as dollar cost averaging, appreciation or interest sweep, portfolio rebalancing, or asset allocation programs do not count against your free transfers.

PREMIUM TAXES            The contract data page shows whether or not premium tax
                         is charged in your state as of the contract date.

INCOME OR OTHER          Currently we do not pay income or other taxes on
TAXES                    earnings attributable to your Contract. However, if we
                         ever incur such taxes, we reserve the right to deduct them from your Contract.

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                              WITHDRAWAL PROVISIONS

WITHDRAWALS              Before the commencement of annuity payments, you may
                         withdraw part or all of your contract value. The minimum amount that can be withdrawn is shown on the contract data page. Withdrawals are not allowed from the Dollar Cost Averaging Fixed Account Option except upon surrender of the Contract.

                         To take withdrawals, you must send a written request to our Home Office. If you take a partial withdrawal, you must tell us from which investment option we are to take the withdrawal and we will not process the withdrawal until we receive those instructions. Once we receive your valid instructions, withdrawals from the Portfolios will be effective as of the next close of the NYSE.

                         A withdrawal may have a distribution charge and a withdrawal charge. If you move money out before the end of a Guaranteed Period under the Guaranteed Interest Period Fixed Account Option, an MVA will apply.

     REPETITIVE          You may request repetitive withdrawals of a
     WITHDRAWALS         predetermined amount on a monthly, quarterly, or annual
                         basis by completing the appropriate form.

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                           ANNUITY PAYMENT PROVISIONS

ANNUITY OPTIONS          The Income Phase will start no later than the maximum
                         annuitization age shown on the contract data page, or an earlier date if required by law. During the Income
                         Phase, the payee (you or someone you choose) receives regular annuity payments beginning on the Annuity Date.

                         To start the Income Phase, you must notify us in writing at least 30 days prior to the date that you want annuity payments to begin. You may choose annuity payments under an annuity option described in this Contract or another annuity option that you want and that we agree to provide. You cannot start the Income Phase until the Contract has been in effect for at least one year (eight years for the Payments Based on a Number of Years annuity option). If the amount applied to an annuity option is less than $5,000, we may pay you in a lump sum where permitted by state law. We reserve the right to change the payment frequency if payment amounts would be less than $250.

                         Switching to the Income Phase is irrevocable. Once you begin receiving annuity payments, you cannot switch back to the Accumulation Phase. You cannot add Purchase Payments, change or add an Annuitant, change the annuity option, or change between fixed and variable annuity payments. When the Contract switches to the Income Phase, the guaranteed minimum death benefit will no longer be applicable.

     LIFE ANNUITY        The payee receives monthly annuity payments as long as
                         the Annuitant is living. Annuity payments stop when the Annuitant dies.

     LIFE ANNUITY WITH   The payee receives monthly annuity payments for the
     GUARANTEED          longer of the Annuitant's life or a guaranteed period
     PERIOD              of five or more years as selected by you and agreed to
                         by us. If the Annuitant dies before all guaranteed payments have been made, the rest will be made to the payee designated by the Owner. Annuity payments stop the later of the date the Annuitant dies or the date the last guaranteed payment is made.

                         As an alternative to monthly payments, the payee may elect to have the present value of the guaranteed variable annuity payments remaining as of the date the notice of death is received by us commuted at the assumed investment return of 4% and paid in a single payment.

     JOINT AND           The payee receives monthly annuity payments as long as
     SURVIVOR LIFE       the Annuitant is living. After the Annuitant dies, the
     ANNUITY             payee receives a specified percentage of each annuity
                         payment as long as the second Annuitant is living. You name the second Annuitant and payment percentage at the time you elect this option. Annuity payments stop the later of the date the Annuitant dies or the date the second Annuitant dies.

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     PAYMENTS BASED      The payee receives annuity payments based on a number
     ON A NUMBER OF      of years as selected by you and agreed to by us. You
     YEARS               must select a period of at least five years. You may
                         select monthly, quarterly, or annual annuity payments.
                         Each annuity payment reduces the number of Accumulation
                         Units and/or value of the Fixed Account Options in the Contract. Each annuity payment made from the Guaranteed
                         Interest Period Fixed Account Option may be subject to an MVA. Annuity payments continue until the entire value in the Portfolios and/or the Fixed Account
                         Options has been paid out. You can stop these annuity payments at any time and receive a lump sum equal to the remaining contract value and plus or minus any MVA if applicable. This option does not promise to make payments for the Annuitant's life. If the Owner dies before all annuity payments have been made, there will be a death benefit payable in accordance with the "DEATH OF OWNER On or After the Annuity Date" provision.

                         This annuity option is only available after the eighth Contract Year and if your contract value is $25,000 or more at the time this option is selected.

     AUTOMATIC OPTION    If you do not choose an annuity option at least 30 days
                         before the latest Annuity Date allowed under this Contract and if your contract value is at least
                         $25,000, we will make annuity payments under the Payments Based on a Number of Years annuity option. The number of years will be equal to the Annuitant's life expectancy. If your contract value is less than $25,000, we will make annuity payments under the Life
                         Annuity with Guaranteed Period annuity option. The guaranteed period will be equal to 10 years.

ANNUITY                  You can choose whether annuity payments will be made on
PAYMENTS                 a fixed basis, variable basis, or both. If you don't
                         tell us otherwise, annuity payments will be based on the investment allocations in place on the Annuity
                         Date. After the Annuity Date, you may not switch between fixed annuity payments and variable annuity payments.

     FIXED ANNUITY       The dollar amount of each fixed annuity payment will
     PAYMENTS            stay the same. Annuity payments under the Payments
                         Based on a Number of Years annuity option will be based on the minimum guaranteed interest rate and the number of annuity payments you selected. Annuity payments under all other annuity options will be determined by applying the contract value that you want to use to purchase fixed annuity payments, adjusted for any MVA, to the Fixed Annuity Purchase Rate Table of this
                         Contract, or the current rates at that time if more favorable to you. If premium taxes are required by state law, these taxes will be deducted before the annuity payments are calculated.

     VARIABLE ANNUITY    The dollar amount of each variable annuity payment will
     PAYMENTS            vary depending on the investment performance of the
                         Portfolios that you selected. Annuity payments under the Payments Based on a Number of Years annuity option will be based on a reasonable rate of return and the number of annuity payments you selected. Annuity payments under all other annuity options will be determined as described below.

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                         FIRST VARIABLE ANNUITY PAYMENT: The dollar amount of
                         the first variable annuity payment is the sum of the payments from each Portfolio determined by applying the contract value used to purchase variable annuity payments, as of the 15th day of the preceding month, to the Variable Annuity Purchase Rate Table of this Contract. If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open. If premium taxes are required by state law, these taxes will be deducted before the annuity payment is calculated.

                         SUBSEQUENT VARIABLE ANNUITY PAYMENTS: The dollar amount of each subsequent variable annuity payment is the sum of the payments from each Portfolio, which are determined by multiplying the number of Annuity Units credited for that Portfolio by the Annuity Unit value of that Portfolio as of the 15th of the month preceding the annuity payment. If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open.

                              NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units credited for each Portfolio is the amount of the first annuity payment attributable to that Portfolio divided by the value of the applicable Annuity Unit for that Portfolio as of the 15th day of the month preceding the Annuity Date. The number of Annuity Units used to calculate the variable annuity payment each month remains constant unless you change Portfolio elections.

                              VALUE OF VARIABLE ANNUITY UNITS: The value of an Annuity Unit will usually increase or decrease from one month to the next. For each month after the first month, the value of an Annuity Unit of a particular Portfolio is:
                              - the value of that Annuity Unit as of the 15th day of the preceding month (or the next day that the NYSE is open);
                              - multiplied by the Net Investment Factors for that Portfolio; and
                              - divided by the Assumed Investment Factor for the period.

                              The Net Investment Factor is a number that represents the change in the Accumulation Unit value of a Portfolio on successive days when the NYSE is open. The Net Investment Factor for any Portfolio for any valuation day is determined by dividing the current Accumulation Unit value by the prior day's Accumulation Unit value. The Net Investment Factor will likely be different than the Assumed Investment Factor, and therefore the Annuity Unit value will usually increase or decrease.

                              The Assumed Investment Factor for a one-day valuation period is 1.00010746. This factor neutralizes the assumed investment return of 4% in the Variable Annuity Purchase Rate Table.

                         We guarantee that the dollar amount of each variable annuity payment made after the first payment will not be adversely affected by variations in actual mortality experience or actual expenses incurred in excess of the expense deductions provided for in the Contract.

     CHANGING            If you have selected variable annuity payments, after
     PORTFOLIO           the Annuity Date you may request to change Portfolio
     ELECTIONS AFTER     elections once a month. Transfers are not allowed to or
     THE ANNUITY DATE    from the Fixed Account Options. Changes will affect the
                         number of units used to calculate annuity payments.

                                       15
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                            DEATH BENEFIT PROVISIONS

DEATH OF                 If the Annuitant is not an Owner and the Annuitant dies
ANNUITANT                before the Annuity Date, you must designate a new
PRIOR TO THE ANNUITY     Annuitant. If no designation is made within 30 days
DATE                     after we are notified of the Annuitant's death, you
                         will become the Annuitant.

                         If this Contract is owned by a non-natural person (for example, a corporation or trust), the death of the Annuitant will be treated as the death of the Owner. In this case, all references to "Owner" and "joint Owner" in these provisions are replaced by "Annuitant" and "joint Annuitant".

DEATH OF OWNER           If any Owner dies before the Annuity Date, we will pay
PRIOR TO THE ANNUITY     a death benefit to the:
DATE                     -    surviving Owner; or if none, then
                         -    surviving primary Beneficiary(ies); or if none,
                              then
                         -    surviving contingent Beneficiary(ies); or if none,
                              then
                         -    the estate of the last Owner to die.

                         If the death benefit is payable to the Owner's spouse, the spouse will have the option to continue the Contract and will then be the Owner of the Contract.

     CALCULATION OF      The death benefit is the higher of:
     DEATH BENEFIT       (1)  the current contract value; or
                         (2)  if the death benefit is payable upon the sole
                              Owner's or older joint Owner's death, the guaranteed minimum death benefit.

                         The guaranteed minimum death benefit is always calculated on the life of the oldest original Owner, as shown on the original application for this Contract. The amount payable on the death of any Owner other than the oldest original Owner will be the current contract value. If the oldest original Owner ceases to be an Owner of the Contract, the guaranteed minimum death benefit will be terminated.

                         When determining the higher of (1) or (2) above, the calculations are based on the earlier of:
                         - the date we receive proof of death and the first election of how to take the death benefit payment; or
                         -    six months from the date of death.

                         For the purpose of comparing these amounts to determine which is higher, we will not adjust the current contract value for any applicable MVA. However, if we determine that the current contract value is the higher amount and if the death benefit is withdrawn within 60 days after we receive proof of death, we will increase the death benefit for a positive MVA but we will not decrease it for a negative MVA. If the death benefit is withdrawn more than 60 days after we receive proof of death, any MVA, whether positive or negative, will apply.

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                              IF WE RECEIVE DUE PROOF OF DEATH AND THE FIRST
                              DEATH BENEFIT PAYMENT ELECTION WITHIN 6 MONTHS OF THE DATE OF DEATH: If the guaranteed minimum death benefit exceeds the contract value, we will add the difference to the contract value on the date we receive the required information so that the contract value will equal the guaranteed minimum death benefit. This additional amount will be allocated to the investment options in the same proportion that Purchase Payments were last allocated. Thereafter, the contract value will be subject to investment performance and applicable charges until the date the death benefit is paid.

                              IF WE RECEIVE DUE PROOF OF DEATH AND THE FIRST DEATH BENEFIT PAYMENT ELECTION MORE THAN 6 MONTHS AFTER THE DATE OF DEATH: If the guaranteed minimum death benefit exceeds the contract value on the 6-month anniversary of the date of death, we will credit the difference with interest at the prevailing money market rates from the 6-month anniversary until the date we receive the required information. At that time we will allocate this additional amount, with the credited interest, to the investment options in the same proportion that Purchase Payments were last allocated. Thereafter, the contract value will be subject to investment performance and applicable contract charges until the date payment is made.

                         GUARANTEED MINIMUM DEATH BENEFIT: The guaranteed minimum death benefit is initially equal to the first Purchase Payment. It is immediately increased by additional Purchase Payments and adjusted for withdrawals. After such withdrawals, the guaranteed minimum death benefit will be recalculated by multiplying the prior guaranteed minimum death benefit by the ratio of the contract value after the withdrawal to the contract value before the withdrawal.

                         GUARANTEED MINIMUM DEATH BENEFIT RESET: The guaranteed minimum death benefit will be reset on each 5-year contract anniversary until the older Owner attains age
                         75. The reset benefit is equal to the immediately preceding guaranteed minimum death benefit or the contract value on that date, if higher.

     LIMITATION ON       At most, one guaranteed minimum death benefit will be
     DEATH BENEFIT       paid during the life of the Contract. In addition, the
                         maximum amount that we will add to the contract value is limited to $1 million. This limitation applies to any amount added to the contract value so that the contract value equals the guaranteed minimum death benefit. All subsequently issued contracts will be aggregated for this limitation if your death triggers payment of a death benefit under such contracts.

     PAYMENT OF DEATH    To pay the death benefit, we need proof of death
     BENEFIT             acceptable to us, such as a certified copy of a death
                         certificate, plus written direction regarding how to pay the death benefit payment. If the death benefit is payable to an Owner's estate, we will pay it in a single payment.

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                         The death benefit may be paid as:
                         - a lump sum payment or series of withdrawals that are completed within five years from the date of death; or
                         -    annuity payments made over life or life
                              expectancy. To receive annuity payments, this election must be made within 60 days from our receipt of proof of death. Annuity payments must begin within one year from the date of death. Once annuity payments begin, they cannot be changed.

                         If a person entitled to receive a death benefit dies before the death benefit is distributed, we will pay the death benefit to that person's named beneficiary or, if none, to that person's estate.

DEATH OF                 If the Annuitant is not the Owner and dies after the
ANNUITANT                Annuity Date, then we will continue paying any
ON OR AFTER THE          remaining annuity payments to the payee designated by
ANNUITY DATE             the Owner.

DEATH OF OWNER           If the Owner dies after the Annuity Date, then any
ON OR AFTER THE          amounts paid after the death of the Owner will depend
ANNUITY DATE             on which annuity option was selected. If the Owner dies
                         while annuity payments are being paid under the Payments Based on a Number of Years annuity option, we will pay a death benefit equal to the contract value as of the date we receive proof of death and the first election of how to take the death benefit payment. If the Owner dies while annuity payments are being paid under another option, we will pay any remaining annuity payments in accordance with that option. We will pay remaining annuity payments at least as rapidly as under the annuity option then in effect. The right to receive the death benefit under the Payments Based on a Number of Years annuity option or to change the payee for remaining annuity payments under another annuity option is determined as follows:
                         -    the surviving Owner; or if none, then
                         -    the surviving primary Beneficiary(ies); or if
                              none, then
                         -    the surviving contingent Beneficiary(ies); or if
                              none, then
                         -    the estate of the last Owner to die.

                               GENERAL PROVISIONS

ACCOUNT                  At least once each calendar year we will furnish you
STATEMENTS               with a statement showing your contract value or, if
                         applicable and required by law, your Annuity Units and the Annuity Unit values.

ASSIGNMENT OF            You may assign your rights under this Contract unless
BENEFITS                 restricted by applicable law. If this Contract is
                         assigned, we will treat it as a change of ownership and all rights will be transferred. The new Owner must not have been older than the maximum issue age on the contract date. We are not bound by any assignment unless it is in writing and until it is recorded at our Home Office. We are not responsible for the validity of any assignment. Assignments will be subject to all payments made and actions taken by us before a signed copy of the assignment form is received by us at our Home Office.

COMMUNICATIONS           All written communications to you will be addressed to
                         you at your last known address on file with Symetra.

                         All written communications to Symetra must be addressed to Symetra at its Home Office at 5069 154th Place NE, Redmond, Washington 98052-9669 or P.O. Box 3882, Seattle, Washington 98124-3882.

ESSENTIAL DATA           You and each person entitled to receive benefits under
                         this Contract must provide us with any information we need to administer this Contract. We are entitled to rely exclusively on the completeness and accuracy of data furnished by you, and we will not be liable with respect to any omission or inaccuracy.

EVIDENCE OF              When any payments under this Contract depend upon any
SURVIVAL                 person being alive on a given date, we may require
                         satisfactory proof that the person is living before making such payments.

JURISDICTION             In the event of a dispute, the laws of the jurisdiction
                         in which the Contract is delivered will apply.

MISSTATEMENT OF          We may require satisfactory proof of correct age or sex
AGE OR SEX               at any time.
                         -    If annuity payments are based on life or life
                              expectancy and the age or sex of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments.
                         -    If the age of any Annuitant or Owner has been
                              misstated, the amount of any death benefit payable will be determined based on the correct age of the Annuitant or Owner.

NONPARTICIPATION         This Contract is nonparticipating, which means it will
                         not share in any distribution of profits, losses, or surplus of Symetra.

SEPARATE ACCOUNT         The Separate Account holds the assets that underlie the
                         contract values invested in the Portfolios. The assets in the Separate Account are the property of Symetra.
                         However, assets in the Separate Account that are attributable to Contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains and losses (realized and unrealized), resulting from assets in the Separate
                         Account are credited to or charged against the Separate
                         Account without regard to other income, gains or losses of Symetra.

STATE REQUIRED           The benefits of this Contract will not be less than the
BENEFITS                 minimum benefits required by any statute of any state
                         in which this Contract is delivered.

SUSPENSION OF            We may be required to suspend or postpone payment of
ANNUITY PAYMENTS,        annuity payments, withdrawals, or transfers from the
WITHDRAWALS, OR          Portfolios for any period of time when:
TRANSFERS                -    the NYSE is closed (other than customary weekend
                              or holiday closings);
                         -    trading on the NYSE is restricted;
                         -    an emergency exists such that disposal of or
                              determination of the value of the Portfolio shares is not reasonably practicable; or
                         -    the SEC, by order, so permits for your protection.

                         In addition, we retain the right to defer payment of withdrawals or transfers from the Fixed Account Options for a period of 6 months after receiving the request. The interest rates credited to the Fixed Account Options during this period will not be less than the rate required under state law.

TERMINATION OF           This Contract will terminate when Symetra has completed
CONTRACT                 all of its duties and obligations under the Contract.

THE CONTRACT             The Contract, contract data page, and contract
                         application, as may be amended, and any endorsements are the entire Contract. Only an authorized officer of Symetra may change this Contract. Any change must be in writing. Symetra reserves the right to change the provisions of this Contract to conform to any applicable law, regulation, or ruling issued by a government agency.

VOTING RIGHTS            Symetra is the legal owner of the Portfolios' shares.
                         However, when a Portfolio solicits proxies in connection with a shareholder vote, we are required to ask you for instructions as to how to vote those shares. All shares are voted in the same proportion as the instructions we received. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

                          ANNUITY PURCHASE RATE TABLES

                      VARIABLE ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Variable Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table projected using a generational approach with an initial projection of 20 years. An age setback of 1 year will be used if the annuity payments begin in the year 2013-2022, 2 years if the annuity payments begin in the year 2023-2032, and an additional 1-year setback for each additional 10 years. The assumed investment return in the table is 4.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra upon request.

       CONSIDERATION REQUIRED TO PURCHASE $1 OF MONTHLY VARIABLE ANNUITY*

                                                                                                      JOINT & SURVIVOR**
               LIFE ANNUITY                  LIFE ANNUITY                  LIFE ANNUITY                            5 YEARS
             NO PERIOD CERTAIN              5 YEARS CERTAIN              10 YEARS CERTAIN              LIFE        CERTAIN
AGE         MALE          FEMALE          MALE          FEMALE          MALE          FEMALE         ANNUITY       AND LIFE
 60    $      197.53   $      212.16   $    198.19   $     212.54   $     200.20   $     213.72   $     230.94   $     230.94
 61           193.64          208.52        194.37         208.94         196.57         210.24         227.76         227.76
 62           189.65          204.77        190.44         205.23         192.88         206.66         224.45         224.46
 63           185.55          200.90        186.42         201.42         189.13         202.98         221.03         221.04
 64           181.35          196.93        182.31         197.50         185.33         199.22         217.48         217.50
 65           177.06          192.84        178.12         193.47         181.50         195.37         213.81         213.83
 66           172.68          188.65        173.87         189.33         177.63         191.43         210.02         210.04
 67           168.23          184.34        169.56         185.09         173.76         187.42         206.09         206.12
 68           163.72          179.91        165.22         180.74         169.88         183.34         202.05         202.08
 69           159.18          175.37        160.85         176.29         166.01         179.20         197.88         197.92
 70           154.60          170.71        156.48         171.73         162.17         175.01         193.59         193.64
 71           150.02          165.94        152.11         167.08         158.37         170.78         189.18         189.24
 72           145.44          161.07        147.76         162.36         154.62         166.52         184.66         184.74
 73           140.86          156.11        143.42         157.57         150.93         162.26         180.03         180.13
 74           136.27          151.08        139.09         152.73         147.30         158.01         175.30         175.43
 75           131.68          145.99        134.77         147.87         143.74         153.79         170.48         170.63
 76           127.09          140.88        130.49         143.00         140.26         149.63         165.58         165.76
 77           122.51          135.74        126.25         138.13         136.87         145.54         160.59         160.83
 78           117.95          130.59        122.05         133.29         133.58         141.54         155.55         155.83
 79           113.42          125.44        117.92         128.46         130.42         137.65         150.44         150.79
 80           108.93          120.28        113.85         123.67         127.38         133.89         145.29         145.72
 81           104.49          115.13        109.87         118.94         124.48         130.28         140.10         140.62
 82           100.10          110.01        105.98         114.28         121.74         126.86         134.89         135.53
 83            95.78          104.94        102.19         109.72         119.16         123.63         129.67         130.45
 84            91.53           99.92         98.50         105.28         116.75         120.62         124.46         125.41
 85            87.36           94.99         94.94         100.98         114.50         117.82         119.27         120.42
 86            83.26           90.15         91.50          96.85         112.41         115.23         114.12         115.52
 87            79.24           85.43         88.21          92.92         110.47         112.85         109.02         110.72
 88            75.30           80.83         85.06          89.19         108.68         110.66         103.99         106.04
 89            71.50           76.43         82.09          85.70         107.04         108.66          99.07         101.53
 90            67.84           72.24         79.28          82.44         105.56         106.88          94.29          97.19

* The consideration shown refers to the net value of the Portfolios used to purchase a variable annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is a 65-year old male, a Life Annuity initially equivalent to a monthly income of $1,000 will cost $177,060. However, because this is a variable annuity, the dollar amount of this monthly income is not guaranteed and may increase or decrease.

**   Annuitant and second Annuitant are assumed to be the same age.

                        FIXED ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Fixed Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table projected using a generational approach with an initial projection of 20 years. The effective interest rate assumed in the table is 2.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra upon request.

         CONSIDERATION REQUIRED TO PURCHASE $1 OF MONTHLY FIXED ANNUITY*

                                                                                                      JOINT & SURVIVOR**
               LIFE ANNUITY                  LIFE ANNUITY                  LIFE ANNUITY                            5 YEARS
             NO PERIOD CERTAIN              5 YEARS CERTAIN              10 YEARS CERTAIN              LIFE        CERTAIN
AGE         MALE          FEMALE          MALE          FEMALE          MALE          FEMALE         ANNUITY       AND LIFE
 60    $      255.94   $      279.92   $    256.65   $     280.33   $     258.98   $     281.70   $     311.12   $     311.13
 61           249.36          273.38        250.13         273.83         252.70         275.34         304.87         304.88
 62           242.72          266.76        243.56         267.26         246.40         268.91         298.51         298.52
 63           236.01          260.05        236.93         260.60         240.09         262.42         292.04         292.05
 64           229.25          253.27        230.27         253.88         233.78         255.88         285.46         285.48
 65           222.44          246.42        223.57         247.09         227.50         249.29         278.79         278.81
 66           215.61          239.50        216.87         240.23         221.25         242.67         272.02         272.04
 67           208.76          232.51        210.18         233.31         215.06         236.02         265.15         265.18
 68           201.92          225.45        203.52         226.33         208.93         229.36         258.20         258.23
 69           195.12          218.32        196.91         219.30         202.90         222.69         251.16         251.21
 70           188.37          211.14        190.37         212.22         196.98         216.04         244.06         244.11
 71           181.68          203.90        183.91         205.12         191.19         209.41         236.88         236.95
 72           175.07          196.62        177.54         198.00         185.53         202.84         229.66         229.74
 73           168.55          189.33        171.28         190.88         180.01         196.34         222.38         222.49
 74           162.10          182.04        165.10         183.81         174.64         189.94         215.08         215.21
 75           155.71          174.78        159.01         176.79         169.43         183.67         207.75         207.91
 76           149.41          167.58        153.04         169.85         164.39         177.55         200.41         200.61
 77           143.20          160.44        147.18         163.00         159.52         171.61         193.08         193.33
 78           137.08          153.39        141.45         156.26         154.85         165.86         185.77         186.08
 79           131.07          146.41        135.87         149.64         150.39         160.32         178.49         178.87
 80           125.19          139.52        130.43         143.14         146.14         155.02         171.25         171.71
 81           119.42          132.74        125.16         136.80         142.13         149.99         164.06         164.63
 82           113.80          126.08        120.06         130.63         138.35         145.25         156.95         157.64
 83           108.31          119.55        115.13         124.65         134.83         140.82         149.93         150.77
 84           102.96          113.18        110.38         118.89         131.56         136.71         143.01         144.03
 85            97.76          106.98        105.83         113.37         128.54         132.93         136.21         137.45
 86            92.70          100.97        101.48         108.12         125.74         129.45         129.54         131.05
 87            87.79           95.16         97.34         103.14         123.18         126.28         123.02         124.85
 88            83.02           89.57         93.42          98.48         120.82         123.38         116.67         118.88
 89            78.46           84.26         89.74          94.14         118.68         120.77         110.53         113.17
 90            74.10           79.24         86.28          90.11         116.76         118.46         104.61         107.73

* The consideration shown refers to the net value of the Fixed Account Options used to purchase a fixed annuity adjusted for any MVA and after premium taxes or other applicable charges are deducted. For example, if the Annuitant is a 65-year old male, a Life Annuity which provides a guaranteed monthly income of $1,000 will cost $222,440.

**   Annuitant and second Annuitant are assumed to be the same age.

              INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY
                                NON-PARTICIPATING